EXHIBIT 99.1

For Immediate Release

FULL HOUSE RESORTS, INC. TO ACQUIRE STOCKMAN’S CASINO IN FALLON, NEVADA

Las Vegas, April 10, 2006—Full House Resorts, Inc. (AMEX: FLL) (“Full House”) and James R. Peters, Trustee of the James R Peters Family Trust, today announced that they have entered into a Stock Purchase Agreement under which Full House will acquire all of the outstanding shares of Stockman’s Casino, Inc. for $25.5 million. An adjustment to the purchase price could occur if the operation exceeds certain financial targets during the 12 months prior to closing. The closing of the transaction is expected to occur later this year and is subject to the receipt of all regulatory approvals. Full House intends to finance the transaction with some combination of cash, debt, and equity.

Stockman’s Casino, Inc. owns and operates Stockman’s Casino and Holiday Inn Express in Fallon, Nevada, located about one hour East of Reno. Fallon is the location of Naval Air Station Fallon, the home of the Naval Strike and Air Warfare Center. Mr. Peters and his team will continue to operate the business until closing.

T. Wesley Elam, Vice President of Operations and Project Management for Full House, stated, “I am impressed with the quality of the casino and hotel and the professionalism of the staff and management. Their operational excellence and strong financial performance was the key to our final decision. Fallon is a nice area with great growth potential. The Stockman’s prime location with plenty of land will allow us to expand easily as the market warrants. I do not anticipate any significant changes in the business, its management or staff once we assume ownership. We look forward in continuing the tradition of Stockman’s involvement in the Fallon community.”

Andre M. Hilliou, Chief Executive Officer of Full House said, “Pursuant to our business plan, we have been looking for the right operation to acquire in order to balance our Indian gaming development projects with immediate and consistent income for the company. Under Mr. Peters’ leadership, Stockman’s has been a consistent leader in revenue, market share and customer service. It is just the type of operation that we have been looking for.”

James R. Peters said, “Stockman’s Casino has been a family owned business since 1969. I have been working here for 31 years and the time has come to slow down a little and enjoy life more fully. My hope is that Full House Resorts, Inc will be responsive to Fallon’s needs and will continue growing Stockman’s to give the people of Fallon a quality experience to enjoy.”

Stockman’s Casino is completing a renovation, which will result in almost 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a popular coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center.

About Full House Resorts, Inc.

Full House develops and manages gaming facilities. Full House manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware, along with the owner of the adjacent racetrack. Midway Slots and Simulcast has a total of 1,581 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet Steak House and an entertainment lounge. The Company also has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of a first-class casino/resort with more than 2,000 gaming devices in the Battle Creek, Michigan area, which is currently in the pre-development stage. In addition, the Company has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. The Company was recently selected by both the Manuelito Chapter of Navajo Indians to develop and manage a gaming facility near Gallup, New Mexico and the Shiprock Chapter of Navajo Indians to develop and manage a gaming facility at Shiprock, New Mexico, subject to the approval of the Navajo Nation. Further information about the Company can be viewed on our web site at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for our business. Although our management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties, including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, it’s Form 10-KSB for the most recently ended fiscal year.

For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in our forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all.

Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.

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For further information, contact:

Andre M. Hilliou, Chief Executive Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com